UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2024

Transportation and Logistics Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34970	26-3106763
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5500 Military Trail, Suite 22-357

Jupiter, Florida 33458

(Address of Principal Executive Offices)

(833) 764-1443

(Issuer’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2024, Transportation and Logistics Systems, Inc. (OTC PINK: TLSS) (“TLSS” or the “Company”) entered into two (2) unsecured non-convertible promissory notes (the “Notes”) in the aggregate amount of $100,000, with interest at the rate of 10% per annum accruing and due at maturity in six months (“Loans”), with Mercer Street Global Opportunity Fund and Cavalry Fund I LP, who are holders of shares of the Company’s Convertible Preferred Stock (“Lenders”) for the primary purpose of funding all or a portion of the costs related to: (i) the Company’s 2023 audit and quarterly reviews for 2024; (ii) regaining compliance with required SEC filings; (iii) maintaining the Company’s OTC listing; (iv) keeping the Company in good standing with requisite taxing authorities; and (v) fees for routine litigation matters in the ordinary course of business.

At any time after issuance of the Notes, the Company may repay the Notes upon maturity or mutual agreement with the Lenders. The Notes also contain customary events of default, which include, without limitation, failure to pay principal, interest or other charges in respect of the Notes when due at maturity or otherwise, failure to satisfy any covenant in the Notes or other agreements between the Company and the Lender or any other creditor, breach of representations and warranties set forth in the Notes or any transaction document executed contemporaneously with the Notes, and certain judgment defaults, events of bankruptcy or insolvency of the Company. Upon the occurrence of such an event of default under the Notes, the Lenders have the right to demand repayment of the Notes in full upon five (5) business days’ notice to the Company. In the event that full payment is not made upon the expiry of a thirty (30) day period, a default penalty equal to 5.0% per month during the period of default in excess of the 10% interest rate will apply to the entire amount of the Note outstanding, including any accrued but unpaid interest. The Lender may then, at its sole discretion, declare the entire then-outstanding principal amount of the Note and any accrued but unpaid interest due thereunder immediately due and payable, in which event the Lender may, at its sole discretion, take any action it deems necessary to recover amounts due under the Note.

Concurrently with the issuance of the Notes, the Company also entered into a letter agreement of even date (the “Letter Agreement”) with the Lenders setting forth, among other items, the intended use of proceeds of the Loans.

The foregoing does not purport to be a complete description of each of the Notes and the Letter Agreement, and each such description is qualified in its entirety by reference to the full text of each such document, which are attached as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K (this “Form 8-K”) and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereof with respect to the Notes is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated October 9, 2024, among the Company and Mercer Street Global Opportunity Fund and Cavalry Fund I LP.
10.2	Promissory Note dated October 9, 2024, between the Company, as borrower, and Mercer Street Global Opportunity Fund, as lender.
10.3	Promissory Note dated October 9, 2024, between the Company, as borrower, and Cavalry Fund I LP, as lender.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2024	TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

	By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Chief Executive Officer